EXHIBIT 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: May 2, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Reports First Quarter 2018 Financial Results

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three months ended March 31, 2018.
First-Quarter 2018 Highlights

•	1Q 2018 Net Income of $152 Million

•	1Q 2018 Adjusted EBITDA of $1.135 Billion

•	All Three of Williams Partners' Current Business Segments Improved Year-Over-Year Adjusted EBITDA

•	In 2018, Williams Partners Has Set One- and Three-Day Delivery Records on Transco and Established Three New Volume Records on Susquehanna Supply Hub

•	Williams Analyst Day Set for May 17

Williams Summary Financial Information	1Q
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2018		2017

GAAP Measures
Cash Flow from Operations	$694		$727
Net income (loss)	$152		$373
Net income (loss) per share	$0.18		$0.45

Non-GAAP Measures (1)
Adjusted income	$159		$119
Adjusted income per share	$0.19		$0.14
Adjusted EBITDA	$1,135		$1,145
Cash Flow available for Dividends and other uses	$371		$380
Dividend Coverage Ratio	1.32	x	1.53	x

(1) Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Cash Available for Dividends and Dividend Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

First-Quarter 2018 Financial Results
Williams reported unaudited first-quarter 2018 net income attributable to Williams of $152 million, a decrease of $221 million from first-quarter 2017. The unfavorable change was driven primarily by the absence of a $269 million gain in first-quarter 2017 associated with a transaction involving certain joint-venture interests in the Permian basin and Marcellus shale. Commodity margins were $59 million lower due primarily to the absence of margins from the Geismar olefins facility, which was sold July 6, 2017. The unfavorable change also reflects the absence of $43 million of gains on early retirement of debt and contract settlements and terminations, and $25 million lower equity earnings due primarily to lower earnings at Discovery Producer Services. Partially offsetting the decreases were $90 million increased service revenues due primarily to Williams Partners' Transco expansions and higher gathered volumes in the Williams Partners' West business segment and $43 million lower operating and maintenance (O&M) and selling, general and administrative (SG&A) expenses. The year-over-year change also includes a modest increase in income tax expense reflecting the absence of a $127 million prior-year benefit from the expected utilization of a capital loss carryover and a reduction in income attributable to noncontrolling interests.

Williams reported first-quarter 2018 Adjusted EBITDA of $1.135 billion, a $10 million decrease from first-quarter 2017. Williams Partners' current business segments improved by $53 million over the same period in 2017, driven by $58 million increased revenues from Williams Partners' Transco expansion projects being placed into service in 2017 and 2018 and a $14 million increase in natural gas liquids margins. Partially offsetting the increases was a $23 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the Discovery system. The improvement from Williams Partners' current business segments was partially offset by the absence of $49 million Adjusted EBITDA earned in first-quarter 2017 from Williams Partners' former NGL & Petchem Services business segment primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“The organization utilized our stable foundation of advantaged positions to deliver another impressive quarter of steady growth driven once again by our consistent fee-based revenue growth as all three of our current business segments demonstrated year-over-year improvement in Adjusted EBITDA.

“The demand for low-cost U.S. natural gas continues to increase as reflected in the year-over-year growth in fee-based revenues that occurred thanks in large part to our ‘Big 5’ Transco expansions being placed into service last year. And that demand continues as we recently filed our application with FERC for our Southeastern Trail expansion project, another fully-subscribed Transco expansion.

“I’m extremely pleased with our project execution and operational performance in 2018. Already this year, we have set one- and three-day delivery records on Transco, established three new volume records on our Susquehanna Supply Hub, started construction on the Gulf Connector’s 475 MMcf/d Gulf Coast LNG delivery expansion, reached several key milestones on the 1,700 MMcf/d Atlantic Sunrise project, placed Phase 2 of the Garden State Transco expansion into service, and also placed additional gathering expansions into service on our Susquehanna Supply Hub in Pennsylvania and Wamsutter Gathering System in Wyoming.

“No one is as well positioned as Williams to capture the ongoing demand growth of natural gas in the U.S., and we look forward to updating investors about our significant achievements and plans for the future at our Analyst Day event May 17.”

Business Segment Results
Williams’ business segments for financial reporting are Williams Partners and Other.

Williams	Modified and Adjusted EBITDA
Amounts in millions	1Q 2018			1Q 2017
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Williams Partners	$1,107	$15	$1,122	$1,132	($15)	$1,117
Other	13	—	13	18	10	28
Totals	$1,120	$15	$1,135	$1,150	($5)	$1,145

Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.
Williams Partners Segment
Comprised of our consolidated master limited partnership, WPZ, Williams Partners segment includes gas pipeline and midstream businesses. The gas pipeline business includes interstate natural gas pipelines and pipeline joint project investments. The midstream business provides natural gas gathering, treating, processing and compression services; NGL production, fractionation, storage, marketing and transportation; deepwater production handling and crude oil transportation services; and is comprised of several wholly owned and partially owned subsidiaries and joint project investments.

Williams Partners reported first-quarter 2018 Modified EBITDA of $1.107 billion, a decrease of $25 million from first-quarter 2017. The unfavorable change was driven by lower commodity margins primarily reflecting the absence of margins from the Geismar olefins facility, which was sold July 6, 2017, the absence of $43 million of gains on early retirement of debt and contract settlements and terminations, and $25 million lower proportional EBITDA from joint ventures due primarily to lower earnings at Discovery Producer Services. Partially offsetting the decreases were $58 million of increased revenues from Williams Partners' Transco expansions and higher gathered volumes in Williams Partners' West business segment and $31 million lower O&M and SG&A expenses. Adjusted EBITDA increased by $5 million to $1.122 billion.

Williams Partners’ complete financial results for first-quarter 2018 are provided in the earnings news release issued today by Williams Partners.

2018 Guidance
Williams' guidance remains unchanged. Williams Partners' guidance for Adjusted EBITDA, distributable cash flow, expected distribution growth, cash distribution coverage ratio, and debt to EBITDA remains unchanged. Williams Partners continues to identify attractive new growth capital projects and plans to provide an update on its capital expenditures guidance for these new projects at its annual Analyst Day event. These new projects are expected to contribute to EBITDA for 2019 and beyond.

Williams, Williams Partners Analyst Day Set for May 17
Williams and Williams Partners are scheduled to host their 2018 Analyst Day event May 17, 2018. During the event, Williams' management will give in-depth presentations covering all of the company's and partnership's energy infrastructure businesses. This year's Analyst Day meeting is scheduled to begin at 8:15 a.m. Eastern Time (7:15 a.m. Central Time) and run approximately four hours. Presentation slides along with a link to the live webcast will be accessible at www.williams.com the morning of May 17. A replay of the 2018 Analyst Day webcast will also be available on the website for at least 90 days following the event.

Williams’ First-Quarter 2018 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams’ first-quarter 2018 financial results package will be posted shortly at www.williams.com. The materials will include the analyst package.

Williams and Williams Partners will host a joint Q&A live webcast on Thursday, May 3, 2018, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (888) 394-8218. International callers should dial (323) 794-2149. The conference ID is 8527513. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.

Form 10-Q
The company plans to file its first-quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, cash available for dividends and other uses, WMB economic DCF, dividend coverage ratio, economic coverage ratio, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

Cash available for dividends and other uses is defined as cash received from our ownership in WPZ and Adjusted EBITDA from our Other segment, less interest, taxes and maintenance capital expenditures associated with our Other segment. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects our cash available for dividends relative to actual cash dividends paid. We further adjust these metrics to include Williams’ proportional share of WPZ’s distributable cash flow in excess of distributions, resulting in WMB economic DCF and economic coverage ratio.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, cash available for dividends and other uses or distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams
Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Expected levels of cash distributions by Williams Partners L.P. (WPZ) with respect to limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams, WPZ, and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we are able to pay current and expected levels of dividends;

•	Whether WPZ elects to pay expected levels of cash distributions and we elect to pay expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan;

•	Availability of supplies, including lower than anticipated volumes from third parties served by our business, and market demand;

•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;

•	Our ability to successfully expand our facilities and operations;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards, unforeseen interruptions, and the availability of adequate insurance coverage;

•
The impact of existing and future laws (including, but not limited to, the Tax Cuts and Jobs Act of 2017), regulations (including, but not limited to, the FERC's "Revised Policy Statement on Treatment of Income Taxes" in Docket No. PL17-1-000), the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.
# # #

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income
(UNAUDITED)
	2017					2018
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$373	$81	$33	$1,687	$2,174	$152

Income (loss) - diluted earnings (loss) per common share	$.45	$.10	$.04	$2.03	$2.62	$.18
Adjustments:
Williams Partners
Estimated minimum volume commitments	$15	$15	$18	$(48)	$—	$—
Impairment of certain assets	—	—	1,142	9	1,151	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—
Organizational realignment-related costs	4	6	6	2	18	—
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—
Severance and related costs	9	4	5	4	22	—
Constitution Pipeline project development costs	2	6	4	4	16	2
ACMP Merger and transition costs	—	4	3	4	11	—
Share of impairment at equity-method investments	—	—	1	—	1	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—
Geismar Incident adjustments	(9)	2	8	(1)	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—
Accrual for loss contingency	9	—	—	—	9	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—
Settlement charge from pension early payout program	—	—	—	35	35	—
Regulatory charges resulting from Tax Reform	—	—	—	713	713	4
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2
Expenses associated with Financial Repositioning	—	2	—	—	2	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—
Total Williams Partners adjustments	(15)	28	101	742	856	15
Other
Impairment of certain assets	—	23	68	—	91	—
Loss related to Canada disposition	1	—	—	1	2	—
Expenses associated with strategic alternatives	1	3	5	—	9	—
Settlement charge from pension early payout program	—	—	—	36	36	—
Regulatory charges resulting from Tax Reform	—	—	—	63	63	—
Expenses associated with Financial Repositioning	8	—	—	—	8	—
Total Other adjustments	10	26	73	100	209	—
Adjustments included in Modified EBITDA	(5)	54	174	842	1,065	15

Adjustments below Modified EBITDA
Gain on disposition of equity-method investment - Williams Partners	(269)	—	—	—	(269)	—
Accelerated depreciation by equity-method investments	—	—	—	9	9	—
Change in depreciable life associated with organizational realignment - Williams Partners	(7)	—	—	—	(7)	—
Allocation of adjustments to noncontrolling interests	77	(10)	(28)	(199)	(160)	(5)
	(199)	(10)	(28)	(190)	(427)	(5)
Total adjustments	(204)	44	146	652	638	10
Less tax effect for above items	77	(17)	(55)	(246)	(241)	(3)
Adjustments for tax-related items (1)	(127)	—	—	(1,923)	(2,050)	—

Adjusted income available to common stockholders	$119	$108	$124	$170	$521	$159
Adjusted diluted earnings per common share (2)	$.14	$.13	$.15	$.20	$.63	$.19
Weighted-average shares - diluted (thousands)	826,476	828,575	829,368	829,607	828,518	830,197

(1) The first quarter of 2017 includes an unfavorable adjustment related to the release of a valuation allowance. The fourth quarter of 2017 includes an unfavorable adjustment to reverse the tax benefit associated with remeasuring our deferred tax balances at a lower corporate rate resulting from Tax Reform.

(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Net income (loss)	$569	$193	$125	$1,622	$2,509	$270
Provision (benefit) for income taxes	37	65	24	(2,100)	(1,974)	55
Interest expense	280	271	267	265	1,083	273
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)
Other investing (income) loss - net	(272)	(2)	(4)	(4)	(282)	(4)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169
Depreciation and amortization expenses	442	433	433	428	1,736	431
Accretion expense associated with asset retirement obligations for nonregulated operations	7	9	7	10	33	8
Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120

Williams Partners	$1,132	$1,076	$1,000	$408	$3,616	$1,107
Other	18	(17)	(61)	(90)	(150)	13
Total Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120

Adjustments included in Modified EBITDA (1):

Williams Partners	$(15)	$28	$101	$742	$856	$15
Other	10	26	73	100	209	—
Total Adjustments included in Modified EBITDA	$(5)	$54	$174	$842	$1,065	$15

Adjusted EBITDA:

Williams Partners	$1,117	$1,104	$1,101	$1,150	$4,472	$1,122
Other	28	9	12	10	59	13
Total Adjusted EBITDA	$1,145	$1,113	$1,113	$1,160	$4,531	$1,135

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.

Dividend Coverage Ratio
(UNAUDITED)
	2017					2018
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Distributions from WPZ (accrued / “as declared” basis)	$421	$421	$421	$421	$1,684	$431
Other Segment Adjusted EBITDA	28	9	12	10	59	13
Corporate interest	(66)	(65)	(66)	(64)	(261)	(64)
Subtotal	383	365	367	367	1,482	380
WMB cash tax rate	0%	0%	2%	2%	1%	0%
WMB cash taxes (excludes cash taxes paid by WPZ)	—	—	(7)	(9)	(16)	—
Other Segment Maintenance Capital	(3)	(5)	(5)	(9)	(22)	(9)
WMB cash available for dividends and other uses (1)	$380	$360	$355	$349	$1,444	$371
WMB dividends paid	(248)	(248)	(248)	(248)	(992)	(281)
Excess cash available after dividends	$132	$112	$107	$101	$452	$90

Dividend per share	$0.3000	$0.3000	$0.3000	$0.3000	$1.2000	$0.3400

Coverage ratio (2)	1.53	1.45	1.43	1.41	1.46	1.32

(1) Effective with the first quarter of 2018, Williams increased its regular dividend from $0.30 per share to $0.34 per share.
(2) WMB cash available for dividends and other uses / WMB dividends paid.